Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting under U.S. GAAP. For accounting purposes, Duke Robotics Inc. is considered to be acquiring UAS Drone Corp (UASD) and the Merger is expected to be accounted for as an asset acquisition. Duke is considered the accounting acquirer even though UASD will be the issuer of the common stock in the Merger and the surviving company.

The unaudited pro forma combined balance sheet data assume that the Merger took place on September 30, 2019 and combines the historical balance sheets of UASD and Duke as of such date. The unaudited pro forma condensed combined statement of operations data assume that the Merger took place as of January 1, 2018 and combines the historical results of UASD and Duke for the year ended December 31, 2018. The unaudited pro forma condensed combined financial information was prepared in accordance with U.S. GAAP and pursuant to the rules and regulations of Article 11 of SEC Regulation S-X. The historical financial statements of UASD and Duke have been adjusted to give pro forma effect to events that are (i) directly attributable to the transaction, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the combined company’s results.

The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments that are described in the accompanying notes.

The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma condensed combined financial information is preliminary and has been prepared for illustrative purposes only and is not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had UASD and Duke been a combined company during the specified periods. The actual results reported in periods following the Merger may differ significantly from those reflected in the unaudited pro forma condensed combined financial information presented herein for a number of reasons, including, but not limited to, differences in the assumptions used to prepare this pro forma financial information.

The unaudited pro forma condensed combined financial information, including the notes thereto, should be read in conjunction with the separate historical financial statements of UASD and Duke, and their respective management’s discussion and analysis of financial condition and results of operations included elsewhere in this information statement. UASD’ historical audited financial statements for the nine months ended September 30, 2019, and for the years ended December 31, 2018 and 2017 are derived from UASD’s financial statements attached hereto.

Accounting rules require evaluation of certain assumptions, estimates, or determination of financial statement classifications which are completed during the measurement period as defined in current accounting standards. The accounting policies of UASD may materially vary from those of Duke. During preparation of the unaudited pro forma condensed combined financial information, management has performed a preliminary analysis and is not aware of any material differences, and accordingly, this unaudited pro forma condensed combined financial information assumes no material differences in accounting policies. Following the acquisition, management will conduct a final review of UASD’s accounting policies in order to determine if differences in accounting policies require adjustment or reclassification of UASD’s results of operations or reclassification of assets or liabilities to conform to Duke’s accounting policies and classifications. As a result of this review, management may identify differences that, when conformed, could have a material impact on these unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2019

(All numbers in 000’s)	UAS Drone Corp. Historical	Duke Robotics, Inc. Historical	Pro Forma Adjustment		Pro Forma
Assets
Current assets:
Cash and cash equivalents	35	55	965	2c	1,055
Account receivables	-	38	-		38
Other current assets	-	28	-		28
Total current assets	35	121	965		1,121
Property and Equipment, net	-	17	-		17
Total assets	35	138	965		1,138

Liabilities and Stockholders’ Deficit
Current liabilities:
Current maturities of long term bank loans	-	25	-		25
Accounts payable	35	110	(33	)2a	112
Other accounts liabilities	150	53	(150	)2a	53
Advances from stockholders	200	-	(200	)2a	-
Convertible notes payable	450	-	515	2a,2c	965
Stockholders loans	-	718	(718	)2b	-
Convertible loan	-	443	(443	)2b	-
Total current liabilities	835	1,349	(1,029)		1,155

Long term liabilities:
Bank loan	-	18	-		18
Stockholders Loans	-	280	-	2d	280
Convertible notes payable	-	-	400	2a	400
Promissory note payable	35	-	(35	)2a	-
Total liabilities	870	1,647	(664)		1,853

Stockholders’ deficit	(835)	(1,509)	1,629		(715)
Total liabilities and stockholders’ deficit	35	138	965		1,138

Unaudited Pro Forma Condensed Combined Statement of Operations

For the nine Months Ended September 30, 2019

(All numbers in 000’s, except share data)	UAS Drone Corp. Historical	Duke Robotics, Inc. Historical	Pro Forma Adjustment	Pro Forma
Revenues	-	112	-	112
Costs of revenues	-	(105)	-	(105)
Gross Profit	-	7	-	7
Operating Expenses:
Research and development	-	(58)	-	(58)
General and administrative	(60)	(632)	-	(692)
Total operating expenses	(60)	(690)	-	(750)

Operating Loss	(60)	(683)	-	(743)

Finance income (expense), net	(33)	(81)	-	(114)
Net loss after tax	(93)	(764)	-	(857)
Basic and diluted net loss per share:	(0.09)			(0.02)
Weighted average shares outstanding - basic and diluted	1,172,544			40,097,607

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2018

(All numbers in 000’s, except share date)	UAS Drone Corp. Historical	Duke Robotics, Inc. Historical	Pro Forma Adjustment	Pro Forma
Revenues	-	450	-	450
Costs of revenues	(5)	(330)	-	(335)
Gross Profit	(5)	120	-	115
Operating Expenses:
Research and development	-	(133)	-	(133)
General and administrative	(100)	(1,120)	-	(1,220)
Total operating expenses	(100)	(1,253)	-	(1,353)

Operating Loss	(105)	(1,133)	-	(1,238)

Finance income (expense), net	(37)	(40)	-	(77)
Net loss after tax	(142)	(1,173)	-	(1,315)
Basic and diluted net loss per share:	(0.12)			(0.03)
Weighted average shares outstanding - basic and diluted	1,172,544			40,097,607

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Description of Transaction and Basis of Presentation

On March 9, 2020, UAS Drone Corp. (the “Company”) consummated a share exchange agreement with Duke Robotics, Inc. (“Duke”) and the shareholders of Duke who executed and delivered the Share Exchange Agreement (the “Share Exchange Agreement”), pursuant to which Duke became a subsidiary of the Company. The Share Exchange closed on March 10, 2020 (the “Effective Time”).

Pursuant to the terms of the Share Exchange Agreement, at the Effective Time, the Company issued an aggregate of 28,469,065 shares of its common stock to the Duke stockholders in exchange for 22,920,107 shares of Duke’s issued and outstanding shares of common stock, representing approximately 99% of Duke’s issued and outstanding shares of common stock. Accordingly, each outstanding share of Duke common stock was exchanged for the right to receive 1.2421 shares of the Company’s common stock. Of the shares of Duke common stock that were exchanged for shares of the Company’s common stock, 51,410 (representing 63,856 shares of the Company’s common stock post-Share Exchange) shall be issued but remain in escrow until the Company completes a short-form merger, or other similar transaction, pursuant to which, such shares will be issued to their respective holders. These Duke stockholders not receiving shares of the Company’s common stock in exchange for their shares of Duke common stock at the Effective Time are referred to as the Non-Participating Duke Holders.

As such, at the Effective Time, the Duke stockholders owned an equivalent of approximately 71% of the Company’s common stock. After giving effect to the Share Exchange, Duke became a subsidiary of the Company. Following the Share Exchange, the Company adopted the business plan of Duke. Duke is a robotics company dedicated to the development of an advanced robotics system that enables remote, real-time, pinpoint accurate firing of small arms and light weapons.

As a condition for the consummation of the Share Exchange, the Company and Duke agreed to the following covenants and closing conditions: (i) a requirement that a closing of a convertible loan for aggregate gross proceeds of not less than $965,000 shall have occurred immediately prior to the Effective Time; (ii) the Company and each of GreenBlock Capital LLC and Alpha Capital Anstalt revise the terms of each of their outstanding debt in the Company as of the Effective Time; (iii) at the Effective Time, the resignation of Messrs. Grant A. Begley, Christopher Leith and Chris Nelson as directors and/or officers of the Company and the appointment of Yariv Alroy, Erez Nachtomy, Eran Antebi and Sagiv Aharon as directors of the Company and Sagiv Aharon as an officer of the Company; and (v) the receipt of executed pay-off letters and releasees relating to liabilities of the Company.

Following the consummation of the Share Exchange, the Company intends to incorporate a wholly-owned subsidiary, which, according to the Company’s current plan, would then merge into, and acquire, the remaining outstanding shares of Duke held by the Non-Participating Duke Holders. The proposed acquisition of the shares of Duke common stock from the Non-Participating Duke Holders is expected to occur at the Exchange Ratio.

At the Effective Time, Messrs. Grant A. Begley, Christopher Leith and Chris Nelson resigned as directors and/or officers of the Company, and immediately thereafter, as of the Effective Time, the Company’s board of directors and executive officers were reconstituted by the appointment of Sagiv Aharon, Yariv Alroy, Erez Nachtomy and Eran Antebi as directors and Sagiv Aharon as both Chief Executive Officer (the “CEO”), Chief Technology Officer (the “CTO) and President.

1. Basis of Presentation

In accordance with Article 11-02 of Regulation S-X, the objective of the pro forma financial information is to provide investors with information about the continuing impact of a particular transaction by illustrating how the acquisition of Duke Robotics Inc. by UAS Drone Corp. businesses might have affected UAS Drone Corp.’s historical financial statements if the transaction had been consummated at an earlier time.

The unaudited pro forma condensed combined balance sheet as of September 30, 2019 is presented as if the Acquisition had occurred on September 30, 2019. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2019 and for the year ended December 31, 2018 are presented as if the Acquisition had occurred on January 1, 2018.

The unaudited pro forma condensed combined financial information does not purport to be indicative of the financial position and results of operations that UAS Drone Corp. will obtain in the future, or that UAS Drone Corp. would have obtained if the Acquisition had been consummated as of the dates indicated above. The pro forma adjustments are based upon currently available information and upon certain assumptions that UAS Drone Corp. believes are reasonable. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements of UAS Drone Corp.

2. Pro Forma Adjustments

The unaudited pro forma combined financial statements include pro forma adjustments that are (i) directly attributable to the transactions contemplated by the Share Exchange Agreement, (ii) factually supportable, and (iii) with respect to the unaudited pro forma combined statements of operations, expected to have a continuing impact on the results of operations of the combined company.

The pro forma adjustments, based on preliminary estimates that may change significantly as additional information is obtained, are as follows:

a. Conversion of the Company’s outstanding convertible notes payable, advances from stockholders, conversion of a promissory note payable and conversion of the balance of accrued salary of management of the Company into 10,433,542 shares of common stock of the Company.

b. Conversion of Duke’s convertible loan and part of stockholders loans into 1,542,135 shares of common stock of the Company.

c. Immediately prior to the closing of the Share Exchange Agreement, convertible loans, in the total amount of $965,000, will be made available to the Company by several investors (collectively, “Investors’ Loans”). The term of such Investor’s Loans will be for 12 month and will bear annual interest of 15%, and at the discretion of the Company, the term of the Investor's Loans can be extended for an additional 12 month period. The Investors will have the option to convert the respective unpaid balance of their Investor's Loan into shares of the Company’s common stock based on the lower of the following valuations: (i) the lowest effective price per share set in connection with any funds raised by the Company during the six months following the Transaction; (ii) 80% of the lowest effective price per share set in connection with any funds raise by the Company at any time subsequent to six months following the Transaction until such time as the Investors’ Loans are fully repaid; (iii) a price per share reflecting a post-money valuation of the Company of $15,000,000 following the next investment in the Company following closing; or (iv) If at any time following 6 month following the transaction and until such time as the Investors’ Loans are fully repaid, the company sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues any common stock entitling any person to acquire shares of common stock at an effective price per share that is lower than $0.374 .

d. Unconverted stockholders’ loans, in the amount of $280,000 which shall be repaid at the date upon which Duke or the Company raises at least $15 million and has achieved earnings before interest, tax, depreciation and amortization of $3 million, but not before the three year anniversary of the closing of the Share Exchange and the full repayment of the amounts outstanding under the Investors’ Loans, unless such repayment is otherwise waived by the parties to the Investors’ Loans.

e. We did not adjust the pro forma with estimated transaction costs of approximately $340,000.